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U.S. FILTER
UNITED STATES FILTER CORPORATION
                                                                    NEWS RELEASE


73-710 FRED WARING DRIVE
PALM DESERT, CA 92260
(619) 340-0098

FOR FURTHER INFORMATION
CONTACT: DORRIE B. OSBORNE
(619) 340-0098


                       UNITED STATES FILTER CORPORATION
                   ANNOUNCES SIGNING OF DEFINITIVE AGREEMENT
                   FOR THE ACQUISITION OF POLYMETRICS, INC.

PALM DESERT, CALIFORNIA, September 7, 1995 - United States Filter Corporation (NYSE:USF) announced today that it has signed a definitive agreement for the acquisition of Polymetrics, Inc. from Anjou International Company, a U.S. subsidiary of Compagnie Generale des Eaux (C.G.E.) of France. As previously announced, U.S. Filter will pay approximately US$60 million in cash and common stock, subject to adjustment. The transaction is scheduled to close on September 29, 1995.

Polymetrics is a leader in the design, manufacture, installation and service of water treatment systems for the electronics, pharmaceutical, laboratory, power generation and cogeneration industries. Polymetrics operates more than 30 large mobile demineralizer trailers on the east and the west coasts of the United States and manages water treatment systems at various customer locations. Polymetrics has 14 sales and service offices, which service approximately 4,000 customers.

U.S. Filter is a leading global provider of industrial and commercial water and wastewater treatment systems and services. With corporate offices in Palm Desert, California, U.S. Filter services its customers and substantial installed base of systems through its global network of 117 sales and service facilities, including 11 manufacturing plants. In addition, U.S. Filter is a leading international provider of service deionization and outsourced water services, including the operation of water purification and wastewater treatment systems at customer sites.